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                                                                   Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT: Brian C. Mullins                         INVESTOR RELATIONS CONTACT:
         412/843-8200                             John Nesbett/Jason Thompson
                                                  Lippert Heilshorn & Associates
                                                  212/838-3777

                        TUSCARORA ANNOUNCES ACQUISITION
                          OF UK PACKAGING MANUFACTURER

     NEW BRIGHTON, PA - July 25, 1997 -- Tuscarora Incorporated (NASDAQ NM:TUSC) today announced is has acquired the business and operations of Arrowtip Group, a manufacturer of custom molded and fabricated foam packaging products. Arrowtip Group has annual sales of approximately $8,000,000 (L5,000,000), and serves more than 500 customers throughout the United Kingdom. Arrowtip has a foam molding facility in Norwich and molding and fabricating operations in London. Arrowtip is a major supplier of packaging to the consumer products and automotive industries.

     This acquisition, completed today, will bring Tuscarora's annual United Kingdom sales to approximately $30,000,000 (L19,000,000), further strengthening the company's position as the largest custom molder of foam plastics products in the UK. Tuscarora first entered the UK market in February 1995 with the acquisition of M.Y. Trondex Limited, with a plant in Northampton, England. The company subsequently opened a facility in Spennymoor, England in June 1996, and acquired EPS Moulders Limited, a foam molder in Livingston, Scotland in October 1996.

     John P. O'Leary, Jr., president and chief executive officer, said, "We are extremely pleased to have this opportunity to combine the strengths of the Arrowtip organization with our current Tuscarora operations in the UK. This acquisition will provide added service and capabilities to the Arrowtip customer base, and should result in enhanced profitability for Tuscarora's shareholders."

     The company plans to consolidate the operation in Norwich into the London molding facility and its Northampton plant. Certain key manufacturing personnel from Norwich will

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be relocating among the company's four manufacturing facilities in the UK. The
Northampton site will continue to serve as administrative headquarters for all Tuscarora activities in the UK.

                       FISCAL FOURTH QUARTER PERFORMANCE

        Tuscarora also announced that it continues to experience lower than expected gross profit margins at certain manufacturing facilities, principally at sites recently acquired and at plants newly opened this fiscal year. Shipments to one of the company's large customers also continue to be substantially below prior years' levels. These factors, combined with additional selling, administrative and interest expenses resulting from the May 30, 1997 acquisition of an integrated materials business in Hayward, California, will negatively impact net income for the fourth quarter of fiscal 1997.

        O'Leary commented concerning fourth quarter performance, "Clearly, the rapid expansion of our business in the past year has not been without a cost to current profits. Time and management skill are required to raise the profitability levels of the businesses we have acquired. Similarly, new manufacturing facilities amass many start-up costs before achieving desired efficiency levels. As production is moved from profitable plants and added to the base of business in a new facility, margins generally diminish in the short term. In response, we are concentrating out best management abilities to raise profit margins at all facilities to the high standards that we expect, and generally achieve, in our mature operations. In the long run, I believe the actions for growth that we have taken this year, as well as this current transaction involving the Arrowtip business, will pay off handsomely."

        Tuscarora Incorporated custom designs and manufactures interior protective packaging, material handling solutions and componentry from a broad range of materials. One of the world's largest manufacturers of custom molded products made from expanded foam plastic materials, Tuscarora also integrates multiple materials, such as corrugated paperboard, molded and/or diecut foam plastics, thermoformed plastics and wood, to meet each customer's specific end-use requirements. Tuscarora serves over 3,000 customers located in the United States, Canada, Mexico and the United Kingdom from 34 manufacturing locations. Among the company's customers are major manufacturers in the high technology, consumer electronics, major appliance and automotive industries.